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                                                                    EXHIBIT 99.1

                         BRISTOL HOTELS & RESORTS, INC.

                          1998 BRISTOL HOTELS & RESORTS
                               STOCK PURCHASE PLAN

1. PURPOSE. The purpose of this 1998 Bristol Hotels & Resorts Stock Purchase Plan (this "Plan") is to encourage broader ownership of Bristol Hotels & Resorts, Inc. (the "Company") by providing a means for employees of the Company, Bristol Hotel Company ("BHC"), and the Company's subsidiaries to acquire a proprietary interest, or increase an existing proprietary interest, in the Company through the purchase of common shares of the Company.

2.       DEFINITIONS.  As used in this Plan,

         "Acquired Shares" means Offered Shares acquired by Participants under this Plan.

         "Board" means the Board of Directors of the Company.



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         "Cancellation Date" means, with respect to a Plan Offering, the date set by the Board as the last date on which Participants in that Plan Offering may cancel their Restricted Stock Agreement or reduce the number of Common Shares they are acquiring pursuant to such Plan Offering.

         "Common Shares" means shares of the common stock, par value $0.01 per share, of the Company.

         "Eligible Director" means, with respect to any Plan Offering, a member of the Board or of the Board of Directors of BHC, so long as it is the Company's parent, in either event as of a date set by the Board with respect to such Plan Offering, who does not directly or indirectly beneficially own 9% or more of the outstanding Common Shares and who is not an employee of the Company or an employee, officer or principal of any entity that is a beneficial owner of 9% or more of the outstanding Common Shares or an affiliate thereof.

         "Eligible Employee" means, with respect to any Plan Offering, persons who, as of a date or dates set by the Board with respect to such Plan Offering, is an employee of the Company, BHC, so long as it is the Company's parent, or any of the Company's subsidiaries, and has a base annual compensation rate from the Company, its subsidiaries or BHC, of not less than $60,000 determined as of a date established by the Board.

         "Eligible Participants" means, with respect to any Plan Offering, all Eligible Directors and Eligible Employees for such Plan Offering.

         "Employee" is a person, other than an independent contractor (as such status is determined by the Board), whose compensation is subject to income tax withholding under the Code.

         "Escrow Agent" means the bank, trust company, broker or other agent or agents selected by the Board to carry out specified functions under this Plan. An employee or other affiliate of the Company may serve as the Agent.

         "Minimum Subscription Amount" means the minimum number of Common Shares that a Participant in a Plan Offering may subscribe for in the Plan Offering, as determined by the Board, but in any event, the aggregate purchase price for the Minimum Subscription Amount of Common Shares shall not be less than $5,000.

         "Merger" means the merger of BHC with and into FelCor Suite Hotels, Inc., contemplated to occur on or about July 28, 1998.
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         "Offered Shares" means shares of the Company's common stock, par value
         $0.01 per share, acquired by the Company from Bass plc and its affiliates immediately prior to the Merger.

         "Option Notice" means a written notice to be given by the Company within twenty (20) days after a Trigger Event if the Company elects to exercise its option under Section 7(b)(ii) of this Plan to repurchase the Acquired Shares of the Participant to which such Trigger Event relates.

         "Participant" means an Eligible Participant who elects to acquire Offered Shares in a Plan Offering in accordance with the terms of this Plan.

         "Plan Offering" means any offer or sale by the Company of Common Shares to Eligible Participants pursuant to the terms and conditions of this Plan.

         "Plan Shares" means up to 2,250,000 of the Common Shares acquired by the Company from Bass plc and its affiliates.

         "Purchase Price" means a per share price established by the Board with respect to a Plan Offering at which the Company may offer Common Shares to Participants.

         "Restricted Stock Agreement" means an agreement executed and delivered by the Company and each Participant, in substantially the form attached hereto as Appendix 1.

         "Restriction Termination Date" means, with respect to any Plan Offering, the date established by the Board on which all Transfer Restrictions on Common Shares issued with respect to such Plan Offering shall terminate.

         "Transfer Restrictions" means the transfer restrictions set forth in
         Section 7 of this Plan.

         "Trigger Event" has the meaning set forth in Section 7(b)(i) of this Plan.

3. ADMINISTRATION. The Plan shall be administered by the Board. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Board shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Company shall pay all expenses incurred in the administration of the Plan.

4. SHARES AVAILABLE. Until this Plan is terminated, the Company will reserve up to 2,250,000 of the Plan Shares for issuance under this Plan, less any Plan Shares issued under the Plan. In the initial Plan Offering, the Company will offer up to an aggregate of 2,250,000 of the Plan Shares for purchase by Participants from the Company, as provided herein. At subsequent Plan Offerings, the Company may offer up to the balance of the Plan Shares not previously sold pursuant to the Plan. Each Eligible Participant will be

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         entitled to subscribe for up to a fixed number of Offered Shares as determined by the Board, except that no subscription will be accepted by the Company for less than the Minimum Subscription Amount of Common Shares. The Company may not issue new Common Shares in any Plan Offering.

5. RESTRICTED STOCK AGREEMENT. Eligible Employees electing to purchase Offered Shares under this Plan must complete, execute and deliver a Restricted Stock Agreement to the Company at its offices located at 14295 Midway Road, Dallas, Texas 75244, on or before the applicable Subscription Cutoff Date.

6. CANCELLATION OR CHANGE OF SUBSCRIPTION FOR ONGOING PURCHASES. In any Plan Offering a Participant may cancel his or her Restricted Stock Agreement, or reduce the Offered Shares he or she is purchasing to an amount equal to or in excess of the Minimum Subscription Amount by notifying the Company, in the merger required by the Company in a writing received on or before 5:00 p.m. CST/CDT (as in effect) on the Cancellation Date. A Participant's cancellation of his or her Restricted Stock Agreement, or reduction in the Offered Shares to be purchased shall be final and irrevocable with respect to that Plan Offering. Within five (5) business days after the Company's receipt of a Participant's cancellation of his or her Restricted Stock Agreement, or reduction in the number of Offered Shares to be purchased by such Participant, the Company will cause the Escrow Agent to return to
         Participant:

         (a) If Participant is canceling his or her Restricted Stock Agreement, the Purchase Price, without interest thereon, originally deposited by such Participant with the Escrow Agent; or

         (b) If Participant is reducing the number of Offered Shares he or she is acquiring (the amount of such reduction being hereafter referred to as the "Released Shares"), a portion of the Purchase Price originally deposited by such Participant with the Escrow Agent, without interest thereon, equal to (i) the Purchase Price multiplied by (ii) the number of Released Shares.

7.       TRANSFER RESTRICTIONS

         (a) GENERAL RESTRICTIONS ON TRANSFER. Unless waived by the Board, Acquired Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by a Participant who is an Eligible Employee ("Employee Participant") at any time until the Restriction Termination Date. Notwithstanding anything to the contrary in this Plan, an Employee Participant may pledge the Acquired Shares to secure the repayment of indebtedness incurred by such Employee Participant from a bona fide third party lender for the purpose of financing such Employee Participant's acquisition of the Acquired Shares; provided that any such pledge shall be subject to the Transfer Restrictions.


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        (b)      COMPANY'S OPTION TO REPURCHASE SHARES.

                  (i) The Company shall have the option, but not the obligation, to repurchase Acquired Shares from an Employee Participant and an Employee Participant must resell Acquired Shares to the Company upon its exercise of such option, if, at any time prior to the Restriction Termination Date, any of the following events (each a "Trigger Event") occurs:

                           (A) A Participant who is an Eligible Employee voluntarily terminates his or her employment with the Company and is not immediately thereafter employed by FelCor Suite Hotels, Inc.; or if immediately thereafter is employed by FelCor Suite Hotels, Inc., voluntarily terminates such employment;

                           (B) The Company or FelCor Suite Hotels, Inc. terminates the employment of an Employee Participant;


                           (C) Following notice from the Participant, the Company determines that the Participant needs to sell the Acquired Shares due to financial hardship; or

                           (D) A Participant attempts to transfer the Acquired Shares in violation of this Section 7 or Section 8.

                  (ii) If a Trigger Event occurs with respect to a Participant, the Company shall have the right to deliver an Option Notice to that Participant. Participant must immediately, but in any event not later than 3 business days after the Company provides the Option Notice, deliver the certificate or certificates evidencing his or her Acquired Shares (together with all stock received in any manner by Participant with respect to the Acquired Shares, whether by a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company occurring after Participant purchased such Acquired Shares), free and clear of all liens and encumbrances and duly endorsed in blank for transfer, to the Company. In full consideration therefor, the Company, within one business day after receipt thereof, shall pay Participant a purchase price equal to the original purchase price paid by Participant for the Acquired Shares (as reduced proportionately to reflect any transfers of such Acquired Shares permitted under this Plan).

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         (c)      RELEASE FROM RESTRICTIONS. The Transfer Restrictions shall end on the earlier to occur of (i) the Restriction Termination Date; (ii) Participant's death or permanent disability; and
                  (iii) the Company's failure to deliver an Option Notice within twenty (20) business days after a Trigger Event.

8. ASSIGNMENT. No Eligible Participant may assign his or her right to purchase Offered Shares to any other person, and no Participant may assign or transfer his or her Restricted Stock Agreement to any other person. Any attempt to do so will provide cause for the Board to treat the action as if it were a withdrawal from this Plan and the Company may, but shall not be obligated to, terminate such Participant's Restricted Stock Agreement. After a stock certificate has been issued, such certificate may be assigned the same as any other stock certificate, subject to the Transfer Restrictions.

9. AMENDMENT. This Plan may be amended or terminated by the Board at any time. A copy of such amendment should be delivered to then Eligible Participants at the their last known address.

10. PLAN DETERMINATIVE. If there shall be any discrepancy or inconsistency between this Plan and the Restricted Stock Agreement, this Plan shall be controlling.